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                                                                      Exhibit 10

INDEPENDENT AUDITORS' CONSENT


Mercury Mid Cap Growth Fund, Inc.:

We consent to the use in this Registration Statement on Form N-1A of our report dated September 11, 2000 to the Board of Directors and Shareholder of Mercury Mid Cap Growth Fund, Inc., of our report dated September 11, 2000 to the Board of Trustees and Investors of Master Mid Cap Growth Trust, and to the reference to us under the caption "Independent Auditors", in the Statement of Additional Information, all of which appear in the Statement of Additional Information, which is a part of such Registration Statement.



/s/ Deloitte & Touche LLP

Princeton, New Jersey
September 11, 2000